UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

RIVERBED TECHNOLOGY, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	03-0448754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

680 Folsom Street
San Francisco, CA	94107
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

This Amendment No. 3 to Form 8-A amends and supplements the Form 8-A originally filed by Riverbed Technology, Inc. (the “Company”), on November 12, 2013, as amended on February 14, 2014 and November 7, 2014 (the “Form 8-A”). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Form 8-A.

Item 1.	Description of Registrant’s Securities to be Registered.

On December 14, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Homestake Holdings, LLC (“Newco”) and Project Homestake Merger Sub Corp., a wholly owned subsidiary of Newco (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Newco.

On December 14, 2014, the Board of Directors of the Company approved a third amendment (the “Amendment No. 3”) to the Company’s existing Preferred Shares Rights Agreement, dated as of November 11, 2013, as amended on November 27, 2013 and November 6, 2014, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”).

Amendment No. 3 prevents the approval, execution, delivery or performance of the Merger Agreement or the Voting Agreements (as defined by the Merger Agreement), or the consummation prior to the termination of the Merger Agreement of the Merger or any of the other transactions contemplated by the Merger Agreement or Voting Agreements in accordance with their respective terms, from, among other things, (i) causing or permitting the Rights to be exercised or exchanged; and (ii) causing Newco, Merger Sub or their respective affiliates to be deemed an Acquiring Person for any purpose under the Rights Agreement.

On December 15, 2014, the Company and the Rights Agent executed the Amendment No. 3.

The foregoing description of the Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 3, a copy of which is filed herewith as Exhibit 4.4 and incorporated herein by this reference.

Item 2.	Exhibits.

Exhibit 3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 12, 2013).

Exhibit 4.1	Preferred Shares Rights Agreement, dated as of November 11, 2013 by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 12, 2013).

Exhibit 4.2	Amendment No. 1 to Preferred Shares Rights Agreement, dated as of November 27, 2013, by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2014).

Exhibit 4.3	Amendment No. 2 to Preferred Shares Rights Agreement, dated as of November 6, 2014, by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2014).

Exhibit 4.4	Amendment No. 3 to Preferred Shares Rights Agreement, dated as of December 15, 2014, by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

RIVERBED TECHNOLOGY, INC.

/s/ Brett Nissenberg
Brett Nissenberg
General Counsel and Senior Vice President

Dated: December 22, 2014

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 12, 2013).

Exhibit 4.1	Preferred Shares Rights Agreement, dated as of November 11, 2013 by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 12, 2013).

Exhibit 4.2	Amendment No. 1 to Preferred Shares Rights Agreement, dated as of November 27, 2013, by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2014).

Exhibit 4.3	Amendment No. 2 to Preferred Shares Rights Agreement, dated as of November 6, 2014, by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2014).

Exhibit 4.4	Amendment No. 3 to Preferred Shares Rights Agreement, dated as of December 15, 2014, by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2014).